UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                          Washington, DC  20549

                                FORM 8-K

                             CURRENT REPORT



                 Pursuant to Section 13 or 15(d) of the
                     Securities Exchange Act of 1934


    Date of Report (Date of earliest event reported) January 8, 1998


                              CILCORP Inc.
         (Exact name of registrant as specified in its charter)

     Illinois                     1-8946               37-1169387
   (State or other               (Commission          (IRS Employer
    jurisdiction of               File Number)       Identification No.)
    incorporation)

         300 Hamilton Blvd., Suite 300, Peoria, Illinois   61602
                (Address of principal executive offices)


    Registrant's telephone number, including area code (309) 675-8810



Item 5. Other Events

CILCORP Inc. announced on January 8, 1998, that it would write off goodwill associated with its environmental services business, resulting in a $22.6 million after-tax charge.

The net effect of this accounting entry, which has no cash flow effect, will be to reduce reported net income for the quarter and 12 months ended December 31, 1997, by approximately $1.66 per share. CILCORP has been amortizing the goodwill associated with QST Environmental Inc. at an annual rate of approximately five cents per share. CILCORP expects to announce consolidated 1997 net income in late January.

In announcing the accounting adjustment, CILCORP President and Chief Executive Officer Robert O. Viets said, "This decision reflects the significant downsizing we've carried out at QST Environmental over the past 18 months to better match resources to market opportunities. The environmental consulting business has been down for several years. Consequently, the Company does not expect to achieve an adequate return on its investment, despite the strong cash flows it has produced. Additionally, this decision underscores our intent to concentrate on markets for energy-related products and services. Recent sweeping revisions to energy regulations in Illinois and elsewhere have created significant opportunities to which our attention must be channeled."

The decision to write off the excess carrying value of CILCORP's investment in QST Environmental Inc. [formerly Environmental Science & Engineering, Inc. (ESE)] follows the November 1997 sale of the assets of third-tier subsidiary ESE Land Corporation for a $2.7 million after-tax gain, and the restructuring of QST Environmental's nationwide consulting offices into an integrated environmental and energy services network.
In addition, QST Environmental has had discussions that could lead to a sale of its remaining laboratory assets.

CILCORP acquired the bulk of the assets that make up QST Environmental in February 1990 for $25.7 million in CILCORP convertible preferred stock, $22 million of assumed debt, and $2 million cash for a non-compete agreement.

Through the first nine months of 1997, QST Environmental Inc. reported a loss, attributable to its laboratory operations, of approximately $800,000, or six cents per share, compared with a loss of approximately $3.9 million, or 29 cents per share, for the corresponding 1996 period. On a consolidated basis, CILCORP Inc. earned $28.6 million, or $2.10 per share, through September 30, 1997, compared with earnings of $25.4 million, or $1.89 per share, for the first nine months of 1996.


                                  SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the regis-trant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
                                                     CILCORP Inc.
                                                     (Registrant)



Date January 8, 1998                                  R. O. Viets
                                                      R. O. Viets
                                                    President and
                                                Chief Executive Officer


Date January 8, 1998                                T. D. Hutchinson
                                                    T. D. Hutchinson
                                                       Controller